EXHIBIT 2.2

                          STOCK PURCHASE AGREEMENT

                               by and between

                            COLLEGE MEDIA, INC.,
                        ROBERT HABER, JOANNE HABER,
                         LEE HABER, DIANE TUROFSKY,

                                    and

                          RARE MEDIUM GROUP, INC.



                       Dated as of November 12, 1999



                             TABLE OF CONTENTS

                                                                       Page

 SECTION 1.    Sale and Purchase of Company Common Stock  . . . . . . . .  1

 SECTION 2.    Payment of Purchase Price; Adjustments . . . . . . . . . .  1
               2.1  Cash and Stock Consideration. . . . . . . . . . . . .  1
               2.2  Adjustments to Consideration . . . . . . . . . . . . . 2
               2.3  Closing Date Balance Sheet . . . . . . . . . . . . . . 2
               2.4  Attorney-In-Fact; Return of Consideration. . . . . . . 4
               2.5  Fractional Shares. . . . . . . . . . . . . . . . . . . 4

 SECTION 3.    Closing; Payment of Consideration . . . . . . . . . . . . . 4
               3.1  Closing Date . . . . . . . . . . . . . . . . . . . . . 4
               3.2  Deliveries at Closing; Stockholders' Obligations.  . . 4
               3.3  Deliveries at Closing; Purchaser's Obligations;
                    Post-Closing Delivery. . . . . . . . . . . . . . . . . 5

 SECTION 4.    Conditions to Obligations of Purchaser and the Stockholders 6
               4.1  Conditions to the Obligations of the Purchaser . . . . 6
               4.2  Conditions to Obligations of the Stockholders  . . . . 7

 SECTION 5.    Representations and Warranties of the Company and the
               Stockholders. . . . . . . . . . . . . . . . . . . . . . . . 8
               5.1  Corporate Existence and Power  . . . . . . . . . . . . 8
               5.2  Corporate Authorization  . . . . . . . . . . . . . . . 9
               5.3  Governmental Authorization . . . . . . . . . . . . . . 9
               5.4  Non-Contravention  . . . . . . . . . . . . . . . . . . 9
               5.5  Capitalization . . . . . . . . . . . . . . . . . . . . 10
               5.6  Subsidiaries . . . . . . . . . . . . . . . . . . . . . 11
               5.7  Financial Statements . . . . . . . . . . . . . . . . . 12
               5.8  Absence of Certain Changes . . . . . . . . . . . . . . 12
               5.9  No Undisclosed Material Liabilities  . . . . . . . . . 13
               5.10 Litigation . . . . . . . . . . . . . . . . . . . . . . 14
               5.11 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . 14
               5.12 Employee Benefit Plans . . . . . . . . . . . . . . . . 17
               5.13 Compliance with Laws . . . . . . . . . . . . . . . . . 20
               5.14 Finders' or Advisors' Fees . . . . . . . . . . . . . . 20
               5.15 Environmental Matters  . . . . . . . . . . . . . . . . 20
               5.16 Intellectual Property Matters  . . . . . . . . . . . . 21
               5.17 Year 2000 Compliance Matters . . . . . . . . . . . . . 24
               5.18 Related-Party Transactions . . . . . . . . . . . . . . 24
               5.19 Title to Property and Assets . . . . . . . . . . . . . 25
               5.20 Insurance  . . . . . . . . . . . . . . . . . . . . . . 25
               5.21 Ownership of Company Common Stock.   . . . . . . . . . 25

 SECTION 6.    Several Representations and Warranties of the Stockholders  26
               6.1  Validity, Power and Authority  . . . . . . . . . . . . 26
               6.2  Absence of Conflicts . . . . . . . . . . . . . . . . . 26
               6.3  Valid Title  . . . . . . . . . . . . . . . . . . . . . 27
               6.4  Investment Representations . . . . . . . . . . . . . . 27
               6.5  Acquisition for Own Account  . . . . . . . . . . . . . 27
               6.6  Ability to Protect Its Own Interests and Bear
                    Economic Risks . . . . . . . . . . . . . . . . . . . . 27
               6.7  Access to Information  . . . . . . . . . . . . . . . . 28
               6.8  Expenses; No Brokers . . . . . . . . . . . . . . . . . 28
               6.9  Offering of Securities.    . . . . . . . . . . . . . . 28

 SECTION 7.    Representations and Warranties of the Purchaser ... . . . . 28
               7.1  Power and Authority  . . . . . . . . . . . . . . . . . 29
               7.2  Organization and Standing  . . . . . . . . . . . . . . 29
               7.3  Authorization and Binding Obligation . . . . . . . . . 29
               7.4  SEC Documents; Undisclosed Liabilities . . . . . . . . 29
               7.5  Investment Representations . . . . . . . . . . . . . . 30
               7.6  Acquisition for Own Account  . . . . . . . . . . . . . 30
               7.7  Ability to Protect Its Own Interests and Bear
                    Economic Risks . . . . . . . . . . . . . . . . . . . . 30
               7.8  Accredited Investor  . . . . . . . . . . . . . . . . . 31
               7.9  Access to Information  . . . . . . . . . . . . . . . . 31

 SECTION 8.    Covenants of The Company, The Stockholders and The
               Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . 31
               8.1  Best Efforts . . . . . . . . . . . . . . . . . . . . . 31
               8.2  Access to Information  . . . . . . . . . . . . . . . . 32
               8.3  Public Announcements . . . . . . . . . . . . . . . . . 32
               8.4  Notices of Certain Events  . . . . . . . . . . . . . . 33

 SECTION 9.    Covenants of the Company. . . . . . . . . . . . . . . . . . 33
               9.1  Conduct of the Company . . . . . . . . . . . . . . . . 33

 SECTION 10.   Covenants of the Stockholders . . . . . . . . . . . . . . . 36
               10.1 Compliance with Laws . . . . . . . . . . . . . . . . . 36
               10.2 Third Party Transfers; Restrictive Legends . . . . . . 36
               10.3 Blackout Period  . . . . . . . . . . . . . . . . . . . 36
               10.4 Conduct of Company.    . . . . . . . . . . . . . . . . 36

 SECTION 11.   Covenants of the Purchaser. . . . . . . . . . . . . . . . . 37
               11.1 Compliance with Laws . . . . . . . . . . . . . . . . . 37
               11.2 Third Party Transfers; Restrictive Legends . . . . . . 37
               11.3 Reports Under Securities Exchange Act of 1934. . . . . 37

 SECTION 12.   Registration, Transfer and Substitution of Certificates
               for Shares. . . . . . . . . . . . . . . . . . . . . . . . . 38
               12.1 Stock Register; Ownership of Shares  . . . . . . . . . 38
               12.2 Replacement of Certificates  . . . . . . . . . . . . . 38
               12.3 Notice of Proposed Transfer; Opinions of Counsel . . . 38

 SECTION 13.   Registration, Transfer and Substitution of Certificates
               for Stock Consideration.  . . . . . . . . . . . . . . . . . 39
               13.1 Stock Register; Ownership of Stock Consideration . . . 39
               13.2 Replacement of Certificates  . . . . . . . . . . . . . 39
               13.3 Notice of Proposed Transfer; Opinions of Counsel . . . 39

 SECTION 14.   Indemnification . . . . . . . . . . . . . . . . . . . . . . 40

 SECTION 15.   Termination . . . . . . . . . . . . . . . . . . . . . . . . 41

 SECTION 16.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . 42
               16.1 Notices  . . . . . . . . . . . . . . . . . . . . . . . 42
               16.2 Survival of Representations and Warranties . . . . . . 44
               16.3 Amendments; No Waivers . . . . . . . . . . . . . . . . 44
               16.4 Expenses.  . . . . . . . . . . . . . . . . . . . . . . 45
               16.5 Successors and Assigns . . . . . . . . . . . . . . . . 45
               16.6 Governing Law  . . . . . . . . . . . . . . . . . . . . 45
               16.7 Jurisdiction . . . . . . . . . . . . . . . . . . . . . 45
               16.8 Waiver of Jury Trial . . . . . . . . . . . . . . . . . 46
               16.9 Counterparts; Effectiveness  . . . . . . . . . . . . . 46
               16.10 Entire Agreement. . . . . . . . . . . . . . . . . . . 46
               16.11 Captions. . . . . . . . . . . . . . . . . . . . . . . 46
               16.12 Severability. . . . . . . . . . . . . . . . . . . . . 46



                                DEFINITIONS


                                                     Section
                                                     -------

 AAA                                               Section 2.3
 Affiliate                                         Section 5.11(t)
 Agreement                                         Recitals
 Arbitrator                                        Section 2.3
 Attorney-in-Fact                                  Section 2.4
 Average Purchaser Stock Price                     Section 2.1(a)
 Audits                                            Section 5.11(e)
 Blackout Period                                   Section 10.3
 Cash Consideration                                Section 2.1(b)
 Cash Consideration Reduction                      Section 2.2
 Changemusic.com                                   Section 4.1(d)
 Closing                                           Section 2.2
 Closing Date                                      Section 3.1
 Closing Date Balance Sheet                        Section 2.3
 CMJ.com                                           Section 4.1(d)
 Company                                           Preamble
 Company Balance sheet                             Section 5.7
 Company Common Stock                              Recitals
 Company Content                                   Section 5.16(a)
 Company Convertible Security                      Section 5.5
 Company Employee Plans                            Section 5.12(a)
 Company Intellectual Property                     Section 5.16(b)
 Company License Agreements                        Section 5.16(b)
 Company Net Liabilities                           Section 2.2
 Company Subsidiary Convertible Security           Section 5.6(b)
 Consideration                                     Section 2.1(b)
 Consideration Reduction                           Section 2.2
 Content                                           Section 5.16(a)
 Copyrights                                        Section 5.16(a)
 Date Data                                         Section 5.17(a)
 Date Sensitive System                             Section 5.17(a)
 Disclosure Schedules                              Section 5 Preamble
 Disputed Item                                     Section 2.3
 Disputed Items                                    Section 2.3
 Environmental Laws                                Section 5.15(b)
 ERISA                                             Section 5.12(a)
 Exchange Act                                      Section 5.6(b)
 GAAP                                              Section 2.2
 Hazardous Material                                Section 5.15(b)
 Intellectual Property                             Section 5.16(a)
 Lien                                              Section 5.4
 Loss                                              Section 14(a)
 LTC                                               Section 5.14
 Material Adverse Effect                           Section 5.1
 Material Company Marks                            Section 5.16(m)
 Merger                                            Section 4.1(d)
 Merger Agreement                                  Section 4.1(d)
 Notice of Dispute                                 Section 2.3
 Non-Transferable Stock Consideration              Section 10.3
 Patents                                           Section 5.16(a)
 Person                                            Section 5.4
 Press Release                                     Section 7.4(b)
 Power of Attorney                                 Section 2.4
 Preferred Stock Purchase                          Section 4.1(e)
 Preferred Stock Purchase Agreement                Section 4.1(e)
 Purchase Price                                    Section 1
 Purchaser                                         Preamble
 Purchaser Common Stock                            Section 2.1
 Requirements of Law                               Section 10.1
 SEC                                               Section 7.4
 SEC Reports                                       Section 7.4
 Securities Purchase Agreement                     Section 4.1(g)
 Series A Preferred Stock                          Section 4.1(g)
 Shares                                            Section 1
 Software                                          Section 5.16(a)
 Stock Consideration Reduction                     Section 2.2
 Stockholder                                       Preamble
 Stockholders                                      Preamble
 Stock Consideration                               Section 2.1(a)
 Stock Purchase                                    Section 1
 Subsidiary                                        Section 5.6(a)
 Tax Indemnification Agreements                    Section 5.11(n)
 Taxes                                             Section 5.11(s)
 Tax Law                                           Section 5.11(s)
 Tax Period                                        Section 5.11(s)
 Tax Return                                        Section 5.11(s)
 Trade Secrets                                     Section 5.16(a)
 Trademarks                                        Section 5.16(a)
 Year 2000 Compliant                               Section 5.17(a)




                          STOCK PURCHASE AGREEMENT


      This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 12th day of November, 1999 by and between COLLEGE MEDIA, INC., a New York corporation (the "Company"), ROBERT HABER, JOANNE HABER, LEE HABER and DIANE TUROFSKY, stockholders (each a "Stockholder" and together the "Stockholders") of the Company and RARE MEDIUM GROUP, INC., a Delaware corporation (the "Purchaser").

                            W I T N E S S E T H

      WHEREAS, the Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, shares of common stock, no par value per share of the Company ("Company Common Stock"), all in accordance with the terms and provisions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement and intending to be legally bound, the Company and the Stockholders hereby agree with the Purchaser, as follows:

        SECTION 1.  Sale and Purchase of Company Common Stock.

        On the basis of the representations and warranties and subject to the terms and conditions set forth herein the Purchaser agrees to purchase from the Stockholders and the Stockholders severally agree to sell to the Purchaser (according to the allocation schedule set forth in Annex A hereto), an aggregate of 30.3025 shares (the "Shares") of Company Common Stock, representing 25% of the outstanding Company Common Stock on a fully diluted basis, assuming the exercise of all outstanding options to purchase Company Common Stock (the "Stock Purchase"), for a purchase price of $132,002.31 per share, or an aggregate purchase price of $4 million (the "Purchase Price").

        SECTION 2.  Payment of Purchase Price; Adjustments.

        2.1 Cash and Stock Consideration. In consideration of the sale of the Shares, the Stockholders shall be entitled to receive, for each share sold hereunder:

        (a) a number of shares of common stock, par value $0.01 per share, of the Purchaser ("Purchaser Common Stock"), equal to the quotient obtained by dividing $99,001.7325 by the average of the closing bid prices per share (the "Average Purchaser Stock Price") of Purchaser Common Stock for the ten
 (10) trading days prior to the Closing Date (as defined below) (the "Stock Consideration"), representing an aggregate of $3 million of Stock Consideration for all of the Shares (the Average Purchaser Stock Price shall be appropriately adjusted in the event of any stock dividend, subdivision, stock split or combination of the Purchaser Common Stock during such ten trading day period); and

        (b) $33,000.5775 in cash (the "Cash Consideration", and, together with the Stock Consideration, the "Consideration"), representing an aggregate of $1 million of Cash Consideration for all of the Shares.

        2.2 Adjustments to Consideration. If the aggregate amount of Company Net Liabilities (as defined below) immediately prior to the closing of the Stock Purchase (the "Closing") exceeds $1,800,000, the Stock Consideration shall be reduced by an amount equal to twenty-five percent (25%) of such excess (utilizing the Average Purchaser Stock Price) (the "Stock Consideration Reduction"); provided, however, that if the amount of such excess exceeds $3 million, the Cash Consideration shall then be reduced by the remaining amount of such excess (the "Cash Consideration Reduction" and together with the Stock Consideration Reduction, the "Consideration Reduction"). "Company Net Liabilities" means the sum of (a) total liabilities of the Company as they would appear on a consolidated balance sheet prepared in accordance with U.S. generally accepted accounting principles ("GAAP") plus (b) the amount of liabilities of any third person that are guaranteed by the Company or any of its subsidiaries whether or not such liabilities would appear on a consolidated balance sheet of the Company prepared in accordance with GAAP less cash and accounts receivable (other than Disqualified Receivables) of the Company that would appear (net of proper reserves and allowances) on a consolidated balance sheet prepared in accordance with GAAP. "Disqualified Receivables" means any accounts receivable reflected in the Company Closing Date Balance Sheet that shall not have been collected within 180 days following the Closing Date.

        2.3 Closing Date Balance Sheet. Promptly following the Closing, there shall be prepared and delivered to the Purchaser a consolidated balance sheet reflecting the Company's Net Liabilities (the "Closing Date Balance Sheet") as of the Closing Date. Such Closing Date Balance Sheet shall present fairly, in all material respects, the Net Liabilities of the Company and its Subsidiaries and shall be prepared in accordance with GAAP and shall be accompanied by a report of the Company's independent auditors that it has performed such review procedures with respect to such Closing Date Balance Sheet that has enabled it to state that based on such procedures, nothing has come to their attention that has led them to believe that any adjustments thereto are required in order for such Closing Date Balance Sheet to be prepared in accordance with GAAP. The Closing Date Balance Sheet shall be delivered to the Purchaser not later than 45 days after the Closing Date in order to determine what adjustments, if any, must be made to the Consideration pursuant to Section 2.2 hereof. The Purchaser shall have 30 days from the date that the Purchaser receives the Closing Date Balance Sheet to notify the Stockholders in writing if the Purchaser objects to any item in the Closing Date Balance Sheet. Any such notice (a "Notice of Dispute") shall specify in detail the item or items in dispute (a "Disputed Item" or "Disputed Items"). In the event that the Purchaser and the Stockholders are unable to resolve the Disputed Item or Disputed Items within 60 days after delivery of a Notice of Dispute, the Purchaser and the Stockholders shall together appoint a representative from the New York office of an independent nationally recognized accounting firm (the "Arbitrator") to arbitrate the dispute and, if the Purchaser and the Stockholders are unable to agree on an Arbitrator, at the request of either such party made within 10 days after the end of such 60-day period, the Arbitrator shall be chosen by the American Arbitration Association (the "AAA") in New York City. The Purchaser and the Stockholders shall present their positions with respect to the Disputed Item or Disputed Items to the Arbitrator, together with such other materials as the Arbitrator deems appropriate, within 20 days after the appointment of the Arbitrator. The Purchaser and the Stockholders shall provide written instructions to the Arbitrator to submit a written decision on each Disputed Item to the Purchaser and the Stockholders as soon as practicable after its receipt of such materials. Any determination with respect to any Disputed Item shall be final and binding on all parties to this Agreement and shall have the legal effect of an arbitral award. The Arbitrator shall comply with, and the arbitration shall be conducted in New York City in accordance with, the commercial arbitration rules of the AAA as in effect for commercial arbitrations conducted in New York City by the AAA. The fees and disbursements of the Arbitrator shall be paid 50% by the Stockholders and 50% by the Purchaser. Notwithstanding anything to the contrary in this
 Section 2.3, no objection need be made with respect to any amount receivable that ultimately proves to be a Disqualified Receivable.

        2.4 Attorney-In-Fact; Return of Consideration. The Stockholders have duly executed and delivered a Power of Attorney, in the form heretofore furnished to the Purchaser (the "Power of Attorney"), appointing the person indicated in Annex A hereto as the Stockholders' attorney-in-fact (the "Attorney-in-Fact"), with authority to execute and deliver this Agreement, to authorize the delivery of the Shares to be sold by the Stockholders hereunder and otherwise to act on behalf of the Stockholders in connection with the transactions contemplated by this Agreement and the Merger Agreement, including the resolution of all disputes, including any Notice of Dispute, and the performance of all determinations to be made in connection with this Agreement. The Stockholders hereby agree to return to the Purchaser the Stock Consideration Reduction and/or the Cash Consideration Reduction, as may be required by the provisions of Section
 2.2 above, and the Stockholders grant to the Attorney-in-Fact full power and authority to deliver to the Purchaser such Consideration Reduction as may be required pursuant to the terms of this Agreement.

        2.5 Fractional Shares. No fractional shares of Stock Consideration shall be issued in the Stock Purchase, but in lieu thereof, each Stockholder otherwise entitled to a fractional share of Purchaser Common Stock will be entitled to receive, from the Purchaser, in accordance with the provisions of this Section 2.5, an amount of cash, without interest thereon (rounded to the nearest whole cent), equal to the product of (i) such number of fractional shares, and (ii) the Average Purchaser Stock Price. Fractional Shares of Company Common Stock may be transferred to the Purchaser hereunder, such fraction (if any) to be carried out to six decimal places.

        SECTION 3.  Closing; Payment of Consideration.

        3.1 Closing Date. The Closing of the Stock Purchase shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Sections 4 and 5 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the parties may agree in writing (the "Closing Date").

        3.2 Deliveries at Closing; Stockholders' Obligations. At the Closing, each of the Stockholders shall deliver to the Purchaser certificates evidencing the Shares being sold by such Stockholder duly endorsed for transfer to the Purchaser and/or accompanied by such instruments of assignment reasonably requested by the Purchaser necessary to vest in the Purchaser all right, title and interest in and to the Shares. At or following the Closing, at the election of the Purchaser, the Company shall reissue such certificates in the form of a single certificate (or such greater number of certificates representing such Shares as the Purchaser may reasonably request) dated the date of the Closing Date and registered in the name of the Purchaser. If at the Closing any of the Stockholders shall fail to tender to the Purchaser duly executed certificates evidencing the Shares (accompanied by any such requested instruments of assignment), as provided in this Section 3.2, or any of the conditions specified in Section 4.1 shall not have been fulfilled to the Purchaser's reasonable satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights the Purchaser may have by reason of such failure or such nonfulfillment.

        3.3  Deliveries at Closing; Purchaser's Obligations; Post-Closing
 Delivery.

        (a) At the Closing, the Purchaser shall deliver to the Stockholders the Consideration as follows:

                  (i) The Cash Consideration to which such Stockholder is entitled, by wire transfer of immediately available funds, to the accounts so designated in writing by the Stockholders;

                  (ii) Certificates, dated as of the Closing Date, representing the Stock Consideration payable to each of Lee Haber and Diane Turofsky, registered in the respective names of such Stockholders; and

                  (iii) Certificates, dated as of the Closing Date, representing 50% of the Stock Consideration payable to each of Robert Haber and Joanne Haber pursuant to Section 2.1 of the Agreement, registered in the respective names of such Stockholders.

        (b)  On January 3, 2000, the Purchaser shall deliver to Robert
 Haber and Joanne Haber certificates, dated as of the Closing Date, representing the remaining 50% of the Stock Consideration payable to each Robert Haber and Joanne Haber pursuant to Section 2.1 of this Agreement ("the Remaining Consideration"), registered in the respective names of such Stockholders. The number of shares represented by the Remaining Consideration shall be appropriately adjusted to reflect any stock dividend, subdivision, stock split or combination of the Purchaser Common Stock after the Closing Date.

 If on the Closing Date or on January 3, 2000, the Purchaser shall fail to deliver to the Stockholders the Consideration, as provided above in this
 Section 3.3, or any of the conditions specified in Section 4.2 shall not have been fulfilled to the Stockholders' reasonable satisfaction, the Stockholders' shall, at their election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights the Stockholders may have by reason of such failure. If the Closing occurs, the obligation of the Purchaser to deliver the Remaining Consideration shall be unconditional and not subject to any set-off or counterclaim; provided, however, that nothing set forth in this sentence will limit or preclude the right of the Purchaser to claim and enforce any of its rights to a Consideration Reduction pursuant to Section 2.2 or any of its rights to indemnification pursuant to Section 14.

        SECTION 4.  Conditions to Obligations of Purchaser and the
 Stockholders.

        4.1  Conditions to the Obligations of the Purchaser.

        The obligations of the Purchaser to consummate the Stock Purchase at the Closing are subject to the satisfaction (or, to the extent legally permissible, waiver), of the following conditions:

        (a) (i) The Company and the Stockholders shall have performed in all material respects all of the obligations hereunder required to be performed by them at or prior to the Closing Date, (ii) the representations and warranties made by the Company and the Stockholders in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not, individually or in the aggregate, have a Material Adverse Effect on the Company and (iii) the Purchaser shall have received a certificate signed by an executive officer of the Company (with respect to the obligations, representations and warranties of the Company) and a certificate signed by each of the Stockholders (with respect to the obligations, representations and warranties of such Stockholder) to the foregoing effect;

        (b) There shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Stock Purchase and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on the Company at or after the Closing Date;

        (c) The offering and sale by the Stockholders of the Shares pursuant to this Agreement shall have been made in compliance with all applicable requirements of federal and state securities laws;

        (d) The consummation of the merger (the "Merger") of the Company and Changemusic.com, Inc., a Delaware corporation ("Changemusic.com"), with and into CMJ.com, Inc., a Delaware corporation ("CMJ.com"), as contemplated by the Agreement and Plan of Merger dated as of November 12, 1999 among Changemusic.com, the Company and CMJ.com (the "Merger Agreement") is to occur immediately following the Closing;

        (e) The closing of the purchase of $7 million aggregate liquidation preference of shares of Series A convertible preferred stock, par value $.01 per share, of CMJ.com ("Series A Preferred Stock") by the Purchaser (the "Preferred Stock Purchase") pursuant to the Securities Purchase Agreement dated as of November 12, 1999 among the Purchaser and CMJ.com (the "Preferred Stock Purchase Agreement") is to occur immediately following the Closing.

        4.2  Conditions to Obligations of the Stockholders.

        The obligations of the Stockholders to consummate the Stock Purchase are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

        (a) (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date), in which case as of such earlier date, except where the failure of such representations to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth herein) would not, individually as in the aggregate, have a Material Adverse Effect on the Purchaser and (iii) the Company and the Stockholders shall have received a certificate signed by an executive officer of the Purchaser to the foregoing effect;

        (b) There shall not be any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to the Stock Purchase or the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, have a Material Adverse Effect on the Purchaser at or after the Closing Date;

        (c) The Offering and sale by the Purchaser of the Purchaser Common Stock pursuant to this Agreement shall have been made in compliance with all applicable requirements of federal and state securities laws;


        (d) The consummation of the Merger of the Company and Changemusic.com with and into CMJ.com, as contemplated by Merger Agreement is to occur immediately following the Closing;

        (e) The closing of the Preferred Stock Purchase pursuant to the Preferred Stock Purchase Agreement is to occur immediately following the consummation of the Merger.

        SECTION 5. Representations and Warranties of the Company and the Stockholders.

        The Company, Robert Haber and Joanne Haber jointly and severally represent and warrant to the Purchaser that (except as set forth in the disclosure schedules delivered to the Purchaser simultaneously with the execution of this Agreement and attached hereto (the "Disclosure
 Schedules")):

        5.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means a material adverse effect on the financial condition, business, liabilities, properties, assets or results of operations, taken as a whole, of the Company and its Subsidiaries, taken as a whole. The Company has heretofore made available to the Purchaser true and complete copies of the Company's certificate of incorporation and by-laws as currently in effect.

        5.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

        5.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than actions or filings which if not taken or made would not, individually or in the aggregate have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Stock Purchase in accordance with this agreement.

        5.4 Non-Contravention. The execution, delivery and performance by the Company and the Stockholders of this Agreement and the consummation by the Company and the Stockholders of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of the Company, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or a loss, in whole or in part, of any benefit or right to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), for such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration, or losses or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" means, with respect to any properties or assets, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes not yet due or being contested in good faith and for which adequate provision has been made or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Except as set forth on Schedule 5.4, neither the Company nor any Subsidiary of the Company is a party to any agreement that expressly limits the ability of the Company or any Subsidiary of the Company to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time except to the extent that any such limitation, individually or in the aggregate, would not have a Material Adverse Effect on the Company or on CMJ.com immediately after the Closing. Schedule 5.4 sets forth a true, accurate and complete list of all material contracts, instruments, agreements, judgments, orders and decrees to which the Company or any of its Subsidiaries is a party or by which any of them or their properties is bound or affected, copies of all of which have been provided to the Purchaser. There has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any person, or any combination thereof, would constitute a breach, violation or default by the Company under any such contract or, to the knowledge of the Company, by any other person to any such contract nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party. The Company has not been notified that any party to any material contract intends to cancel, terminate, not renew or exercise an option under any material contract, whether in connection with the transactions contemplated hereby
 or otherwise.   For purposes of this Agreement, "Person" means an
 individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

        5.5 Capitalization. The authorized capital stock of the Company consists of two hundred (200) shares of Company Common Stock without par value. As of the date hereof there are outstanding one hundred (100) shares of Company Common Stock, and no other shares of capital stock or other voting securities of the Company are outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 5.5, there are no outstanding options, warrants or other rights to acquire from the Company, and no preemptive or similar rights, subscription or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Company Convertible Security"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Convertible Securities.

        5.6 Subsidiaries. (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, the word "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or
 (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (b) Except as set forth in Schedule 5.6(b), all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary (as such term is defined in rule 12b-2 under the Securities Exchange Act of 1934 ("Exchange Act")) of the Company is owned, directly or indirectly, by the Company. All shares of capital stock of, or other ownership interests in, Subsidiaries of the Company, directly or indirectly, owned by the Company are owned free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no outstanding options, warrants or other rights to acquire from the Company or any of its Subsidiaries, and, except as may be required by applicable foreign corporate laws, no preemptive or similar rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible or exchangeable security, agreement, arrangement or commitment (each of the foregoing, a "Company Subsidiary Convertible Security"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of any Subsidiary of the Company or any Company Subsidiary Convertible Securities.

        5.7 Financial Statements. The unaudited consolidated annual financial statements for 1998 and 1997 and unaudited consolidated interim financial statements for the first nine months of 1999 of the Company (including any related notes and schedules) delivered to the Purchaser present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and their results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of notes in the case of any unaudited interim financial statements), in each case in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, "Company Balance Sheet" means the consolidated balance sheet of the Company as of September 30, 1999 and "Company Balance Sheet Date" means September 30, 1999.

        5.8 Absence of Certain Changes. Since the Company Balance Sheet Date and, prior to the date hereof, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has not been:

        (a) any event, occurrence or development which, individually or in the aggregate, would have a Material Adverse Effect on the Company;

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of their capital stock or any Company Convertible Securities or Company Subsidiary Convertible Securities;

        (c) any amendment of any term of any outstanding security of the Company or any of its Subsidiaries;

        (d) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, other than transactions, commitments, contracts, agreements, settlements or relinquishments in the ordinary course of business and those contemplated by this Agreement;

        (e) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change which is not material or which is required by reason of a concurrent change in GAAP;

        (f) any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (iv) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or senior employees of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice; or

        (g) any material Tax election made or changed, any material audit settled or any material amended Tax Returns filed.

        5.9 No Undisclosed Material Liabilities. There are no material liabilities of the Company or any Subsidiary of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, that are required to be reflected in a consolidated balance sheet of the Company prepared in accordance with GAAP or required to be disclosed on the face thereof or in the notes thereto in accordance with Statement of Financial Accounting Standards No. 5 of the Financial Accounting Standards Board, other than:

        (a) liabilities disclosed or provided for in the Company Balance Sheet or in the notes thereto;

        (b) liabilities incurred since such date in the ordinary course of business; and

        (c)  liabilities under this Agreement.

        5.10 Litigation. There is no action, suit, investigation or proceeding pending against or affecting, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Stock Purchase.

        5.11 Taxes.  Except as set forth in Schedule 5.11 of the Disclosure
 Schedules:

        (a) Each of the Company and its Subsidiaries has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate governmental authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete except to the extent any failure to file or any inaccuracies in any filed Tax Return would not be reasonably likely to have a Material Adverse Effect on the Company and
 (y) timely paid (or properly accrued on the Company's books) or there has been paid on its behalf all Taxes due from it or claimed to be due from it by any tax authority (whether or not set forth on any Tax Return) except to the extent that any failure to pay would not be reasonably likely to have a Material Adverse Effect on the Company;

        (b) The Company and each of its Subsidiaries have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to sections 1441 and 1442 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be withheld and paid over under all applicable Tax Laws except for amounts that would not be reasonably likely to have a Material Adverse Effect on the Company;

        (c) There are no material Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries except for statutory Liens for current Taxes not yet due or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

        (d) None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries except for such waiver or consent that would not be reasonably likely to have a Material Adverse Effect on the Company;

        (e) None of the Company or any of its Subsidiaries has received any written notice of any federal, state, local or foreign audits, review, suits, investigations, actions, claims, or other administrative proceedings or court proceedings ("Audits") with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and to the Company's and its Subsidiaries' knowledge no such Audits are currently being conducted;

        (f) All Tax deficiencies which have been claimed, proposed or asserted against the Company or any of its Subsidiaries by any taxing authority have been fully paid except for such deficiency that would not be reasonably likely to have a Material Adverse Effect on the Company. No issue has been raised by any taxing authority in any current or prior examination which, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any subsequent Taxable Period;

        (g) None of the Company or any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any tax authority notified the Company or any of its Subsidiaries in writing of any such adjustment or change of accounting method);

        (h) No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes;

        (i) None of the Company or any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code);

        (j) The reserves for Taxes (determined in accordance with generally accepted accounting principles consistently applied) reflected in the Company Balance Sheet are adequate for the payment of all Taxes payable by the Company or any of its Subsidiaries through the date of the Company Balance Sheet;

        (k) None of the Company or any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any payments that will not be deductible by operation of Section 162(m) of the Code;

        (l) None of the Company or any of its Subsidiaries has requested or received a ruling or determination from any tax authority or signed a closing or other agreement with any tax authority which would be reasonably likely to have a Material Adverse Effect on the Company;

        (m) The Federal income Tax Returns of the Company and its Subsidiaries for the Tax Periods ending before January 1, 1995 have been examined by the appropriate Governmental authority (or the applicable statue of limitations for the assessment of such taxes has expired);

        (n) None of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (collectively, "Tax Indemnification Agreements"). Any such Tax Indemnification Agreement set forth in the Disclosure Schedule will terminate as of the Closing Date and be of no further force or effect for any Tax Period after the Closing Date. As of the date of this Agreement, none of the Company or any of its Subsidiaries is aware of any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Indemnification Agreement;

        (o) The Company and each of its Subsidiaries has previously delivered or made available to the Purchaser complete and accurate copies of each of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries, (b) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Company and its Subsidiaries (or on their behalf) and
 (c) any closing agreements entered into by the Company or any of its Subsidiaries with any tax authority. The Company will deliver to the Purchaser all materials with respect to the foregoing for all matters arising after the date hereof;

        (p) None of the Company or any of its Subsidiaries has any or could have any liability for Taxes of another person under Section 1.1502-6 of the Treasury Regulations (or any similar provision under state, local or foreign law), by contract or otherwise;

        (q) None of the Company or any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations (or similar provision under state, local or foreign law);

        (r) No claim has been made by a taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of such Subsidiaries is or may be subject to taxation by that jurisdiction;

        (s) None of the Company or any of its Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897 of the Code;

        For the purposes of this Agreement, the following terms shall have the meanings set forth below: "Taxes" means all federal, state, local and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature, whether or not disputed (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, back-up withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum and other taxes or escheat liability), imposed by any taxing authority, including any interest, penalty (civil or criminal), or addition thereto. "Tax Law" means the law (including any applicable regulations or any administrative pronouncement) of any governmental authority relating to any Tax. "Tax Period" means with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law. "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

        5.12 Employee Benefit Plans. (a) For purposes of this Agreement, the term "Company Employee Plans" shall mean and include: each management, consulting, non-compete, employment, severance or similar contract, plan, including, without limitation, all Company Stock Plans, arrangement or policy applicable to any director, former director, employee or former employee of the Company and each plan, program, policy, agreement or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other employee benefits of any kind, whether funded or unfunded, which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or director or former employee or director of the Company or any Subsidiary, or under which the Company has any liability contingent or otherwise (including but not limited to each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but excluding any such plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA). Neither the Company nor any of its affiliates contributes to, or is required to contribute to, any "multiemployer plan" as defined in Section 3(37) of ERISA. The Disclosure Schedules set forth a true, accurate and complete list of all Company Employee Plans.

        (b) Each Company Employee Plan has been established and maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (c) Neither the Company nor any affiliate of the Company has incurred a liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any affiliate of the Company of incurring any such liability. All contributions required to be made under the terms of any Company Employee Plan have been made, and, where applicable to a Company Employee Plan, the Company and its affiliates have complied with the minimum funding requirements under Section 412 of the Code and Section 302 of ERISA with respect to each such Company Employee Plan.

        (d) Each Company Employee Plan which is intended to be qualified under section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from federal income tax pursuant to section 501(a) of the Code and, to the Company's knowledge, no circumstances exist which will adversely affect such qualification or exemption.

        (e) No director or officer or other employee of the Company or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Company Stock Plans or other benefit under any compensation plan or arrangement of the Company) solely as a result of the transactions contemplated hereby; and (ii) no payment made or to be made to any current or former employee or director of the Company or any of its affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

        (f) No Company Employee Plan provides material post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries nor has the Company or any Subsidiary represented or promised to provide such benefits.

        (g) There has been no amendment to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

        (h) The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws (including without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, and no work stoppage or labor strike against the Company and its Subsidiaries are pending or threatened, nor are the Company and its Subsidiaries involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any employees, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Company Employee Plan, but excluding any of the foregoing which would not have a Material Adverse Effect on the Company.

        5.13 Compliance with Laws. Neither the Company nor any of its Subsidiaries has violated or is in violation of any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not and would not have a Material Adverse Effect on the Company.

        5.14 Finders' or Advisors' Fees. Except for Ladenburg, Thalmann & Co. Inc. ("LTC") a copy of whose engagement agreement has been provided to the Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or the Stockholders who might be entitled to any compensation, fee or commission in connection with the transactions contemplated by this Agreement. The Company or the Stockholders shall be responsible for the compensation, fees and expenses of LTC in connection with such engagement letter; they shall discharge any and all such obligations to LTC prior to the Stock Purchase, and neither CMJ.com or the Purchaser shall have any responsibility therefor.

        5.15 Environmental Matters. (a) Except for matters which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws; and (iii) to the knowledge of the Company, there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

        (b) For purposes of this Agreement, the term "Environmental Laws" means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

        5.16 Intellectual Property Matters. (a) For purposes of this Agreement, "Intellectual Property" means any United States, foreign, international and state: patents and patent applications, industrial design registrations, certificates of invention and utility models (collectively, "Patents"); trademarks, service marks, and trademark or service mark registrations and applications, trade names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, "Trademarks"); Internet domain names; copyrights, copyright registrations, renewals and applications for copyrights, including without limitation for the Content and the Software (each as defined below in this Section 5.16) (collectively, "Copyrights"); Content; Software, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets"), rights of privacy and publicity, including but not limited to, the names, likenesses, voices and biographical information of real persons, and all license agreements and other agreements granting rights relating to any of the foregoing. "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on Internet site(s), and
 (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing. "Content" means any and all information, pictures, images, graphics, video, audio, text and any other content or information, in whatever form and on any media. "Company Content" means any and all Content published or displayed in any form, including electronically, by or on behalf of the Company, including but not limited to all Content contained in the Company's publications and events (such as, but not limited to, the CMJ New Music Monthly, the CMJ New Music Report and the CMJ Music Marathon MusicFest and FilmFest).

        (b) The Company owns or has the valid right to use all material Intellectual Property, as currently used in connection with the business of the Company, including without limitation all license agreements and other agreements granting rights relating to any such Intellectual Property ("Company License Agreements") to which the Company is a party or is otherwise bound (such Intellectual Property, together with the Company License Agreements the "Company Intellectual Property").

        (c) Schedule 5.16(c) sets forth, for the material Intellectual Property owned by the Company, a complete and accurate list of all United States, foreign, international and state (i) patents and patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Internet domain names, and (iv) Copyright registrations and applications and material unregistered Copyrights, including Content and Software, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

        (d) Except as set forth on Schedule 5.16(d), the Company Intellectual Property owned by the Company is solely and exclusively owned by the Company free and clear of all Liens, and the Company is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each registration and application for any Patent, Trademark, Internet domain name and Copyright that it owns. Except as set forth on Schedule 5.16(d), all of the items set forth on Schedule 5.16(c) are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. There is no pending or, to the Company's knowledge, threatened opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the items set forth on Schedule 5.16(c) or any other Company Intellectual Property owned by the Company or, to the Company's knowledge, against any Company Intellectual Property not owned by the Company.

        (e) Except as set forth on Schedule 5.16(e), there are no settlements, forebearances to sue, consents, judgments, or orders or similar obligations to which the Company is a party or is otherwise bound, which (i) materially restrict the Company's rights to use any Company Intellectual Property, (ii) materially restrict the Company's business in order to accommodate a third party's Intellectual Property rights or
 (iii) permit third parties to use any Intellectual Property which would otherwise materially infringe any Company Intellectual Property. The Company has not materially licensed or sublicensed its rights in any Intellectual Property other than pursuant to the Company License Agreements set forth on Schedule 5.16(e) and no royalties, honoraria or other fees are payable by for the use of or right to use any Company Intellectual Property in connection with the Company's business as currently conducted except pursuant to the Company License Agreements set forth on Schedule 5.16(e).

        (f) The Company License Agreements are valid and binding obligations of the Company and, to the Company's knowledge, any other parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any such Company License Agreement.

        (g) To the Company's knowledge, no Trade Secret material to the business of the Company as currently operated has been disclosed or authorized to be disclosed to any third party, including any employee, agent, contractor or other entity, other than pursuant to a non-disclosure agreement that adequately protects the Company's proprietary interests in and to such Trade Secrets. To the Company's knowledge, no party to any non-disclosure agreement relating to such Trade Secrets is in breach thereof.

        (h) To the Company's knowledge, the conduct of the Company's business as currently conducted and the Company Content do not materially infringe upon any Intellectual Property owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) and is not materially libelous, slanderous, defamatory, violative in any way of publicity or privacy rights, or obscene. Except as set forth on Schedule 5.16(h), there are no claims or suits pending or, to the Company's knowledge, threatened, and the Company has not received any notice of a third party claim or suit, (i) alleging that the Company's activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the Intellectual Property rights of any third party, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property.

        (i) To the Company's knowledge, no third party is materially misappropriating, infringing, diluting, or otherwise violating any Company Intellectual Property, and, except as set forth on Schedule 5.16(i), no such claims are pending against a third party by the Company.

        (j) Without limitation to the representations and warranties set forth above in this Section 5.16, the Company represents and warrants that there are no material restrictions on the Company Content owned by the Company.

        (k) The Company represents and warrants that (i) the Company has, and CMJ.com will have as of the Effective Time (as defined in the Merger Agreement), (other than as set forth in the following clause (ii)) the unrestricted right to use, copy, distribute, create derivative works from, perform, display, transmit and otherwise exploit the Company Content, including, but not limited to, all past, current and future music reviews published by or on behalf of the Company on whatever media (the "CMJ Music Reviews") and (ii) no other person or entity will have any rights whatsoever in or to any Company Content, except for (A) rights set forth in the contracts (other than the Linking Agreement, dated as of April 20, 1998, between the Company and CDnow, Inc., a Pennsylvania corporation (the "CDnow Agreement")) listed on Schedule 5.16(k) and (B) the right of CDnow, Inc., pursuant to the CDnow Agreement, (x) to be the only online retail seller of recorded music licensed to use, copy or display the CMJ Music Reviews over the Internet and (y) to have the right of first refusal to license any other CMJ Content appearing in either CMJ New Music Report or CMJ New Music Monthly, except for any chart or chart related data appearing in either CMJ New Music Report or CMJ New Music Monthly (the rights in the foregoing clause (B) collectively referred to herein as the "CDnow Agreement Rights"). Notwithstanding subsection (A) above and notwithstanding the CDnow Agreement Rights, CMJ has, and as of the Effective Time CMJ.com will have, the right to place any and all CMJ Content, including the CMJ Music Reviews, on its Internet sites, including in connection with its online retail sale of recorded music. None of the agreements listed on Schedule 5.16(e) hereto conflict with or violate any provisions of any of the other agreements listed on Schedule 5.16(e).

        5.17 Year 2000 Compliance Matters.  (a)  Except as set forth on
 Schedule 5.17, to the Company's knowledge after reasonable investigation, all material Date Data and Date-Sensitive Systems used by the Company in connection with its business as currently conducted , or in development or on order, are Year 2000 Compliant, or are reasonably expected to be Year 2000 Compliant in a timely manner. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any Software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data (other than those licensed from third party providers).
 "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in, or spanning, the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality, interoperability or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system, or in combination with other Software, hardware, or Content that is Year 2000 Compliant and properly interfaces with that Date-Sensitive System.

        5.18 Related-Party Transactions. Except as set forth on Schedule 5.18, no employee, officer, or director of the Company or any of its Subsidiaries or member of his or her immediate family is currently indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. Except as set forth on Schedule 5.18, to the Company's knowledge, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or any firm or corporation that competes with the Company or any of its Subsidiaries, except that employees, officers, or directors of the Company or any of its Subsidiaries and members of their immediate families may own stock in an amount not to exceed 5% of the outstanding capital stock of publicly traded companies that may compete with the Company or any of its Subsidiaries or the Purchaser. As of the date hereof, except as set forth on Schedule 5.18, and other than with respect to agreements for employment, copies of which have been provided to the Purchaser, no employee, director, or officer of the Company or any of its Subsidiaries and no member of the immediate family of any employee, officer, or director of the Company or any of its Subsidiaries is directly or indirectly interested in any material contract with the Company or any of its Subsidiaries.

        5.19 Title to Property and Assets. As of the date hereof, the Company and its Subsidiaries own their property and assets free and clear of all Liens, except such Liens that arise in the ordinary course of business and do not materially impair the Company's or its Subsidiaries' ownership or use of such property or assets. With respect to the property and assets it leases, the Company and each of its Subsidiaries currently is in compliance with such leases and, to the Company's knowledge, holds a valid leasehold interest free of any Liens.

        5.20 Insurance. The Company has, and its Subsidiaries have, in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow the Company and its Subsidiaries to replace any material assets or properties of the Company and its Subsidiaries that might be damaged or destroyed. Set forth on Schedule 5.20 is a list of all insurance policies maintained by or for the benefit of the Company and its Subsidiaries and their respective directors, officers, employees or agents.

        5.21 Ownership of Company Common Stock. Robert Haber and Joanne Haber beneficially own 45 shares and 45 shares of Company Common Stock, respectively, representing 37.126% and 37.126%, respectively, of the outstanding Company Common Stock on a fully diluted basis (assuming exercise of all outstanding rights to acquire Company Common Stock) immediately prior to the Closing.

        SECTION 6.     Several Representations and Warranties of the
 Stockholders.

        Each of the Stockholders, severally as to such Stockholder itself and not jointly, represents and warrants to, and agrees with, the Purchaser that:

        6.1 Validity, Power and Authority. All consents, approvals, authorizations and orders necessary for the execution and delivery by such Stockholder of this Agreement and the Power of Attorney and for the sale and delivery of the Shares to be sold by such Stockholder hereunder, have been obtained; and such Stockholder has the capacity to enter into this Agreement and the Power of Attorney and to sell, assign, transfer and deliver the Shares to be sold by such Stockholder hereunder. Assuming due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than such actions or filings which if not taken or made would not, individually or in the aggregate have a Material Adverse Effect on such Stockholder or prevent or materially delay the consummation of the Stock Purchase in accordance with this agreement.

        6.2 Absence of Conflicts. The sale of the Shares to be sold by such Stockholder hereunder and the compliance by such Stockholder with all of the provisions of this Agreement and the Power of Attorney and the consummation by such Stockholder of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound or to which any of the property or assets of such Stockholder is subject, nor will such action result in any violation of the provisions of or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Stockholder or the property of such Stockholder.

        6.3 Valid Title. Such Stockholder has, and immediately prior to the Closing such Stockholder will have, good and valid title to the Shares to be sold by such Stockholder hereunder, free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Shares and payment therefor pursuant hereto, good and valid title to such Shares, free and clear of all liens, encumbrances, equities or claims, will pass to the Purchaser.

        6.4 Investment Representations. Such Stockholder acknowledges and agrees with the Purchaser that the Stock Consideration has not been registered under the Securities Act and may not be offered or sold except pursuant to registration or an exemption from the registration requirements of the Securities Act. Such Stockholder further agrees that he has not entered and will not enter into any transaction or arrangement with respect to the sale, transfer or delivery of the Stock Consideration, other than pursuant to any transaction that does not require registration under the Securities Act.

        6.5 Acquisition for Own Account. Such Stockholder is acquiring the Stock Consideration for his own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

        6.6 Ability to Protect Its Own Interests and Bear Economic Risks. Such Stockholder represents that by reason of his business and financial experience he has the capacity to protect his own interests in connection with the transactions contemplated by this Agreement. Such Stockholder further represents that he is able to bear the economic risk of an investment in the Stock Consideration and has an adequate income independent of any income produced from an investment in the Stock Consideration, sufficient net worth to sustain a loss of all of his investment in the Stock Consideration without economic hardship if such a loss should occur.

        6.7 Access to Information. Such Stockholder has been given access to all Purchaser documents, records, and other information of the Purchaser, has received physical delivery of all such documents, records and information which such Stockholder has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Purchaser as well as the Purchaser's officers, employees, agents, accountants, and representatives concerning the Purchaser's business, operations, financial condition, assets, liabilities, and all other matters relevant to his investment in the Stock Consideration.

        6.8 Expenses; No Brokers. Except as otherwise provided for herein or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, no broker's or finder's fees or commissions will be payable by such Stockholder with respect to the transactions contemplated by this Agreement, and such Stockholder hereby indemnifies and holds the Purchaser harmless from any claim, demand or liability for broker's or finder's fees alleged to have been incurred at the instance of such Stockholder, its Affiliates or agents or any Person acting on behalf of or at the request of such Stockholder, its Affiliates or agents.

        6.9 Offering of Securities. Neither the Company, such Stockholder nor any Person acting on their behalf has offered the Shares or any similar securities of the Company to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any person or persons by any form of general solicitation or general advertising or in any other manner as would subject the sale of any of the Shares to the provisions of Section 5 of the Securities Act. Neither the Company, such Stockholder nor any Person acting on their behalf has taken or will take any action which would subject the sale of any of the Shares to the provisions of Section 5 of the Securities Act. Neither the Company, such Stockholder nor any of their Affiliates has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Shares in a manner that would require the registration of the Shares under the Securities Act.

        As used in this Agreement with reference to any Stockholder, any gender word (such as "he" or "his") includes both the male and female genders.

        SECTION 7.     Representations and Warranties of the Purchaser.

        The Purchaser hereby represents and warrants to the Stockholders as follows:

        7.1 Power and Authority. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby, to issue and deliver the Stock Consideration to which the Stockholders are entitled pursuant to this Agreement and to perform its other obligations in accordance with the terms of this Agreement.

        7.2 Organization and Standing. The Purchaser has delivered to the Company and the Stockholders true and complete copies of the certificate of incorporation and by-laws of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has all necessary corporate power and authority to own, hold or lease its properties and to carry on its business as now conducted.

        7.3 Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid, and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. All of the shares of Purchaser Common Stock will be, when issued, validly issued, fully paid and nonassessable, free of any Liens arising out of any act of the Purchaser, except for restrictions under applicable federal and state securities laws.

        7.4 SEC Documents; Undisclosed Liabilities. (a) The Purchaser has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the Securities and Exchange Commission (the "SEC") since December 31, 1997 (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act or the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, and none of the SEC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the SEC Reports comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments)

   (b) There are no material liabilities of the Purchaser of a type required to be reflected on a balance sheet of the Purchaser prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (i)    liabilities disclosed or provided for in the SEC Reports;

        (ii) liabilities incurred since the date of the most recent SEC Reports in the ordinary course of business or publicly announced by the Purchaser through press releases (the "Press Releases"); and

        (iii)  liabilities under this Agreement.

        7.5 Investment Representations. The Purchaser hereby acknowledges and agrees with the Stockholder that the Shares have not been registered under the Securities Act and may not be offered or sold except pursuant to registration or an exemption from the registration requirements of the Securities Act. The Purchaser further agrees that it has not entered and will not enter into any transaction or arrangement with respect to the sale and transfer or delivery of the Shares, other than pursuant to any transaction that does not require registration under the Securities Act.

        7.6 Acquisition for Own Account. The Purchaser is acquiring the Shares for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.

        7.7 Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser represents that by reason of its business and financial experience, and the business and financial experience of its management, the Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. The Purchaser further represents that the Purchaser is able to bear the economic risk of an investment in the Shares and has an adequate income independent of any income produced from an investment in the Shares and has sufficient net worth to sustain a loss of all of its investment in the Shares without economic hardship if such a loss should occur.

        7.8 Accredited Investor. The Purchaser represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

        7.9 Access to Information. The Purchaser has been given access to all Company documents, records, and other information, has received physical delivery of all such documents, records and information which the Purchaser has requested, and has had adequate opportunity to ask questions of, and receive answers from, the Company and the Stockholders as well as the Company's officers, employees, agents, accountants, and representatives concerning the Company's business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Shares.

        7.10 Expenses; No Brokers. Except as otherwise provided for herein or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, no broker's or finder's fees or commissions will be payable by the Purchaser with respect to the transactions contemplated by this Agreement, and the Purchaser hereby indemnifies and holds the Company and the Stockholders harmless from any claim, demand or liability for broker's or finder's fees alleged to have been incurred at the instance of the Purchaser, its Affiliates or agents or any Person acting on behalf of or at the request of the Purchasers, its Affiliates or agents.

        7.11 Absence of Certain Changes. Since December 31, 1998 and, prior to the date hereof, the Purchaser has conducted its business in the ordinary course and there has not been any event, the occurrence or development of which, individually or in the aggregate, would have a Material Adverse Effect on the Purchaser that have not been disclosed in the SEC Reports or the Press Releases.

        SECTION 8.     Covenants of The Company, The Stockholders and The
 Purchaser.

   The parties hereto agree that:

        8.1  Best Efforts.

        (a) The Company, the Stockholders and the Purchaser shall each cooperate with the others and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Stock Purchase and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the Stock Purchase and the other transactions contemplated by this Agreement.

        8.2  Access to Information.

   Subject to the terms set forth in that certain Letter of Intent among the Company, the Stockholders and the Purchaser, dated September 13, 1999 (the "Letter of Intent"), which is incorporated by reference herein, respecting confidentiality and certain other matters, each of the parties hereto shall afford each other's employees, auditors, legal counsel and other authorized representatives, all reasonable opportunity and access during normal business hours to inspect, investigate, audit and interview the respective assets, liabilities, contracts, each of the other's operations, business, employees and officers before the Closing. These activities shall be conducted in a reasonable manner during regular business hours using reasonable efforts to minimize interference with each party's respective business operations. Each of the parties hereto shall promptly and completely provide all disclosures requested by the other parties or their agents.

        8.3  Public Announcements.

   At the proper time, as determined by the parties hereto in good faith consultation with each other, the parties hereto shall issue a press release or make a public statement concerning the Stock Purchase and the related transactions containing disclosure which is mutually agreeable to the parties; provided, that prior to the issuance of a press release, none of the parties hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to the Stock Purchase and the related transactions, except to the extent permitted by the Letter of Intent. Notwithstanding the foregoing, the Purchaser may make such disclosures as may be required (based on the advice of counsel) due to its status as a public company, after good faith consultation with the other parties hereto.

        8.4  Notices of Certain Events.

        (a) Each of the parties hereto shall promptly notify the other party of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of any of the parties hereto, as the case may be, to obtain such consent would result in a Material Adverse Effect on any of the parties hereto, as applicable; and (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

        (b) The parties hereto shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

        SECTION 9.     Covenants of the Company.

   The Company covenants that:

        9.1 Conduct of the Company. From the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to, subject to the last sentence of this Section 9, conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable best efforts to preserve intact their business organizations and relationships with third parties. Without limiting the generality of the foregoing and subject to the last sentence of this
 Section 9, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), from the date of this Agreement until the Closing:

        (a) The Company will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws;

        (b) The Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

        (c) The Company will not, and will not permit any of its Subsidiaries to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its any of its Subsidiaries;

        (d) The Company will not (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

        (e) The Company will not, and will not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any shares of capital stock of the Company or any Subsidiaries of the Company (other than a wholly-owned Subsidiary);

        (f) The Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any employee or director stock options or other stock based awards;

        (g) The Company will not, and will not permit any of its Subsidiaries to, (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) increase any benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase (or amend the terms of) any compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries or (v) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a "change in control" to become a party to any such agreement or a participant in any such plan;

        (h) The Company will not, and will not permit any of its Subsidiaries to, acquire any assets or property of any other Person except in the ordinary course of business consistent with past practice;

        (i) The Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets or property except pursuant to existing contracts or commitments and except in the ordinary course of business consistent with past practice;

        (j) except for any such change which is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any of its Subsidiaries to, change any method of accounting or accounting practice used by it;

        (k) The Company will not, and will not permit any of its Subsidiaries to, enter into any joint venture, partnership or other similar arrangement;

        (l) The Company will not, and will not permit any of its Subsidiaries to, take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date;

        (m) The Company will not make or change any material Tax election, settle any material audit or file any material amended Tax Returns, except in the ordinary course of business consistent with past practice;

        (n) The Company will not enter into, amend or waive any provisions of any standstill agreement; and

        (o) The Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Notwithstanding the foregoing, from the date hereof until the Closing Date, the Company and its Subsidiaries may (x) make acquisitions of property, assets or any business, (y) sell, transfer or otherwise dispose of assets or property of the Company or any of its Subsidiaries or (z) enter into any joint venture, partnership or other similar arrangements so long as the Company has obtained the prior written consent of the Purchaser prior to the consummation of any transaction referred to in the foregoing clauses (x), (y) or (z).

        SECTION 10.    Covenants of the Stockholders.

   Each of the Stockholders severally as to such Stockholder, and not jointly, covenants that:

        10.1 Compliance with Laws. Such Stockholder and his or her transferees shall comply with all filing and other reporting obligations under all laws, rules and regulations ("Requirements of Law") which may be applicable to such Stockholder with respect to the transactions contemplated hereby.

        10.2 Third Party Transfers; Restrictive Legends. Such Stockholder acknowledges that each certificate evidencing the Purchaser Common Stock delivered as Stock Consideration shall be stamped or otherwise imprinted with a legend in substantially the following form:

        "The shares represented by this Certificate have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. The shares represented by this certificate are subject to the limitations and may be transferred only in compliance with the conditions contained in Sections 10 and 13 of the Stock Purchase Agreement, dated as of November __, 1999, between College Media, Inc., Robert Haber, Joanne Haber, Lee Haber, Diane Turofsky and Rare Medium Group, Inc."

        10.3 Blackout Period. Such Stockholder hereby agrees with the Purchaser that from the date hereof and prior to the six month anniversary of the Closing Date (the "Blackout Period"), he shall not sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) fifty percent (50%) of the shares of Purchaser Common Stock received by such Stockholders at the Closing as Stock Consideration (the "Non-Transferable Stock Consideration") or (B) any interest (including, without limitation, an option to buy or sell) in such Non-Transferable Stock Consideration.

        10.4 Conduct of Company. Robert Haber will not permit the Company to breach any of its obligations set forth in Section 9.1 hereof.

        SECTION 11.    Covenants of the Purchaser.

   The Purchaser covenants that:

        11.1 Compliance with Laws. The Purchaser and its transferees shall comply with all filing and other reporting obligations under all Requirements of Law which may be applicable to the Purchaser with respect to the transactions contemplated hereby.

        11.2 Third Party Transfers; Restrictive Legends.   The Purchaser
 acknowledges that each certificate evidencing the Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

             "The shares represented by this Certificate have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. The shares represented by this Certificate are subject to the limitations and may be transferred only in compliance with the conditions contained in Sections 11 and 12 of the Stock Purchase Agreement, dated as of November 12, 1999, between College Media, Inc., certain Stockholders of College Media, Inc., Robert Haber, Joanne Haber, Lee Haber, Diane Turofsky and Rare Medium Group, Inc."

        11.3 Reports Under Securities Exchange Act of 1934. With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Stockholder to sell the Purchaser Common Stock to the public without registration, for a period not to exceed two years from the Closing Date, the Purchaser agrees to use its commercially reasonable best efforts to:

        (a) make and keep available public information, as those terms are understood and defined in Rule 144;

        (b) file with the SEC in a timely manner all reports and other documents required of the Purchaser under the 1934 Act; and

        (c) upon the request of a Stockholder, deliver to such Stockholder a written statement as to whether it has complied with such information and requirements.

        11.4 Approval of Merger. In the event that any vote by stockholders of the Company in connection with the Merger occurs after the consummation of the Stock Purchase, the Purchaser agrees to vote the Shares in favor of the Merger or consent thereto in writing (as applicable).

        SECTION 12.    Registration, Transfer and Substitution of
 Certificates for Shares.

        12.1 Stock Register; Ownership of Shares. (a) The Company will keep at its principal office a register in which the Company will provide for the registration of transfers of the Shares. The Company may treat the Person in whose name any of the Shares are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Shares shall mean the Person in whose name such Shares are at the time registered on such register.

        12.2 Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Shares, and, in the case of any such loss, theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to subdivision (a) of Section
 13.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Shares of like tenor.

        12.3 Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Shares, the holder thereof will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with this Section 12.3 and Section 11 hereof. Each such notice shall describe the manner and circumstances of the proposed transfer. If within 5 Business Days after receipt by the Company of such notice, the Company requests an opinion of counsel for such holder that the proposed transfer may be effected without registration of such shares under the Securities Act, then the Company shall not be required to register such transfer, and the holder thereof shall not be entitled to effect such transfer, unless and until the Company receives such an opinion (which counsel and opinion shall each be reasonably satisfactory to the Company). Such holder shall thereupon be entitled to transfer such shares in accordance with the terms of the notice delivered by such holder to the Company. Each certificate representing such shares issued upon or in connection with such transfer shall bear the restrictive legends required by Section 11.2.

        SECTION 13.    Registration, Transfer and Substitution of
 Certificates for Stock Consideration.

        13.1 Stock Register; Ownership of Stock Consideration. (a) The Purchaser will keep at its principal office a register in which the Purchaser will provide for the registration of transfers of the Stock Consideration. The Purchaser may treat the Person in whose name any of the Stock Consideration is registered on such register as the owner thereof and the Purchaser shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Stock Consideration shall mean the Person in whose name such Stock Consideration is at the time registered on such register.

        13.2 Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Purchaser of the loss, theft, destruction or mutilation of any certificate representing Stock Consideration, and, in the case of any such loss, theft or destruction, upon delivery of indemnity reasonably satisfactory to the Purchaser in form and amount or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Purchaser maintained pursuant to Section 13.1 hereof, the Purchaser at its expense will execute and deliver, in lieu thereof, a new certificate representing shares of Purchaser Common Stock of like tenor.

        13.3 Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any shares of Purchaser Common Stock representing Stock Consideration, the holder thereof will give written notice to the Purchaser of such holder's intention to effect such transfer and to comply in all other respects with this Section 13.3 and Section 10 hereof. Each such notice shall describe the manner and circumstances of the proposed transfer. If within 5 Business Days after receipt by the Purchaser of such notice, the Purchaser requests an opinion of counsel for such holder that the proposed transfer may be effected without registration of such Stock Consideration under the Securities Act, then the Purchaser shall not be required to register such transfer, and the Purchaser shall not be entitled to effect such transfer, unless and until the Purchaser receives such an opinion (which counsel and opinion shall each be reasonably satisfactory to the Purchaser). Subject to complying with Section 10.3 hereof, such holder shall thereupon be entitled to transfer such shares in accordance with the terms of the notice delivered by such holder to the Purchaser.
 Each certificate representing such shares issued upon or in connection with such transfer shall bear the restrictive legends required by Section 10.2.

        SECTION 14.    Indemnification.

   (a) Robert Haber and Joanne Haber hereby jointly and severally agree to indemnify the Purchaser against and agree to hold the Purchaser harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by the Purchaser arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Company pursuant to this Agreement; provided that no claim for indemnification against any Loss under this Section 14(a) shall be asserted unless and until the cumulative total of the asserted Losses under this Section 14(a) and Section 14(b) hereof exceeds $25,000; and provided further, that the foregoing proviso shall not apply to any Loss arising out of, resulting from or relating to any claim, action, suit or proceeding by any person, entity or group which is not a party to this Agreement or which is not an Indemnified Party (as hereinafter defined) hereunder.

   (b) Each Stockholder severally as to such Stockholder and not jointly agrees to indemnify the Purchaser against and agrees to hold the Purchaser harmless from any and all Loss incurred or suffered by the Purchaser arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by such Stockholder pursuant to this Agreement; provided that no claim for indemnification against any Loss under this Section 14(b) shall be asserted unless and until the cumulative total of the asserted Losses under this Section 14(b) and Section 14(a) exceeds $25,000, other than a claim for the failure by any Stockholder to deliver the Shares as provided for under Section 3.2; and provided further, that the foregoing proviso shall not apply to any Loss arising out of, resulting from or relating to any claim, action, suit or proceeding by any person, entity or group which is not a party to this Agreement or which is not an Indemnified Party (as hereinafter defined) hereunder.

   (c) The Purchaser agrees to indemnify the Stockholders against and agrees to hold the Stockholders harmless from any and all Loss incurred or suffered by the Stockholders arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Purchaser pursuant to this Agreement; provided, however, that no claim for indemnification against any Losses under this Section 14(c) shall be asserted unless and until the cumulative total of the asserted Losses under this Section 14(c) exceeds $25,000, other than a claim for the failure by the Purchaser to deliver the Consideration as provided for under Section 3.3; and provided further, that the foregoing proviso shall not apply to any Loss arising out of, resulting from or relating to any claim, action, suit or proceeding by any person, entity or group which is not a party to this Agreement or which is not an Indemnified Party (as hereinafter defined) hereunder.

   (d) The party seeking indemnification under this Section 14 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 14 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided that such consent is not unreasonably withheld.

   (e) The Indemnified Party shall cooperate fully in all aspects of any matter for which indemnity is sought pursuant to this Section 14 with respect to an action brought by a third party, including, in such case, by providing reasonable access to employees and officers (as witnesses or otherwise) and other information.

   (f)  Notwithstanding anything to the contrary above, the liability of
 (i) the Stockholders in the aggregate or (ii) the Purchaser pursuant to this Section 14 shall not exceed $4 million.

        SECTION 15.    Termination.

   This Agreement may be terminated and the Stock Purchase may be abandoned at any time prior to the Closing Date:

        (a)  by mutual written consent of the parties hereto;

        (b) by the Purchaser or the Stockholders, if the Merger has not been consummated prior to February 12, 2000; or

        (c)  upon termination of the Merger Agreement pursuant to Section
 11.1 thereof.

   If the Agreement is terminated pursuant to this Section 15, the Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in this Section 15, and in Section 16.4, shall survive the termination hereof.

        SECTION 16.    Miscellaneous

        16.1 Notices.

   All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to the Company, to:

        College Media, Inc.
        11 Middle Neck Road
        Suite 400
        Great Neck, New York  11021-2301
        Attention:  Robert Haber
        Facsimile No.: (516) 466-7471

   with a copy to:

        Rosenman & Colin LLP
        575 Madison Avenue
        New York, New York  10022
        Attention:  David H. Landau, Esq.
        Facsimile No.: (212) 940-8776

   if to the Stockholders, to:

        Mr. Robert Haber
        183 Old Westbury Road
        Old Westbury, New York  11568

        Ms. Joanne Haber
        183 Old Westbury Road
        Old Westbury, New York  11568

        Mr. Lee Haber
        47 Reed Drive
        Roslyn, New York 11576

        Ms. Diane Turofsky
        6 Bly Court
        Great Neck, New York  11023

   if to the Purchaser, to:

        Rare Medium Group, Inc.
        565 Fifth Avenue, 29th Floor
        New York, New York  10017
        Attention:  Robert C. Lewis, General Counsel
        Facsimile: (212) 856-9122

   with copies to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, New York  10022
        Attention:  Gregory A. Fernicola, Esq.
        Facsimile No.:  (212) 735-2000

   if to CMJ.com, to:

        CMJ.com, Inc.
        565 Fifth Avenue, 29th Floor
        New York, New York  10017
        Attention: Seth Tapper
        Facsimile No.:  (212) 856-9081

   with copies to:

        Skadden, Arps, Slate, Meagher & Flom LLP
        919 Third Avenue
        New York, New York  10022
        Attention:  Gregory A. Fernicola, Esq.
        Facsimile No.:  (212) 735-2000

        and

        Rosenman & Colin LLP
        575 Madison Avenue
        New York, NY 10022
        Attention:  David H. Landau, Esq.
        Facsimile No.: (212) 940-8776


 or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

        16.2 Survival of Representations and Warranties.

   The representations and warranties contained (i) in Sections 5.1 through 5.5, 5.16(k), 6.1 through 6.8, 6.10, 6.11, 7.1 through 7.3 and 7.5 through
 7.9 hereof shall survive the execution and delivery of this Agreement for the period of the statute of limitations applicable to a claim for breach of such representations and warranties (ii) in Sections 5.8, 5.10, 5.13, 5.15, 5.17, 5.18, 5.20 shall survive through the first anniversary of the execution and delivery of this Agreement and (iii) all other Sections of this Agreement shall survive through the second anniversary of the execution and delivery of this Agreement.

   At the end of the applicable survival period set forth above, the Purchaser, the Company and the Stockholders shall, without further action as to such representations and warranties, be deemed to have fully released each other from any and all responsibilities arising thereunder unless during such period a party shall have notified another party in writing of the nature and particulars of any claimed misrepresentation or breach by the other party or that party's assertion of a Consideration Reduction.

        16.3 Amendments; No Waivers.

        (a) Any provision of this Agreement (including the annex and Schedules hereto) may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed by all of the parties hereto.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        16.4 Expenses.

   Except as otherwise provided for herein or otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense.

        16.5 Successors and Assigns.

   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties hereto may assign any of their rights or obligations hereunder without the consent of all of the other parties hereto except that the Purchaser, without the consent of the other parties hereto, may assign its rights to purchase the Shares under this Agreement to any Affiliate of the Purchaser.

        16.6 Governing Law.

   This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of law.

        16.7 Jurisdiction.

   Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 16.1 shall be deemed effective service of process on such party.

        16.8 Waiver of Jury Trial.

   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        16.9 Counterparts; Effectiveness.

   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

        16.10     Entire Agreement.

   This Agreement (including the Annexes and Schedules) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the Stock Purchase. No provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

        16.11     Captions.

   The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        16.12     Severability.

   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or arbitrator having jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

   IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

                                      RARE MEDIUM GROUP, INC.


                                      By:/s/ Robert Lewis
                                         ----------------------------------
                                         Name: Robert Lewis
                                         Title: Vice President, Secretary
                                                and General Counsel


                                      COLLEGE MEDIA, INC.


                                      By: /s/ Robert Haber
                                          ---------------------------------
                                          Name: Robert Haber
                                          Title: President


                                      STOCKHOLDERS

                                      /s/ Robert Haber
                                      -------------------------------------
                                      Robert Haber


                                      /s/ Robert Haber
                                      -------------------------------------
                                      Joanne Haber
                                      By: Robert Haber, Attorney-in-Fact


                                      /s/ Robert Haber
                                      -------------------------------------
                                      Lee Haber
                                      By: Robert Haber, Attorney-in-Fact


                                      /s/ Robert Haber
                                      -------------------------------------
                                      Diane Turofsky
                                      By: Robert Haber, Attorney-in-Fact



                                                                    ANNEX A




                     STOCK PURCHASE ALLOCATION SCHEDULE


                                              Total Number of
                                              Shares to be Sold
                                              -----------------

      Stockholders:                               13.636125

      Joanne Haber                                13.636125

      Lee Haber                                    1.515125

      Diane Turofsky                               1.515125

     Total  . . . . . . . . . . . . .               30.3025

     Each of the Stockholders (other than Robert Haber) has appointed Robert Haber as the Attorney-in-Fact.